Exhibit 99.1
Tejas Incorporated Announces Second Quarter
2005 Financial Results
AUSTIN, TEXAS — August 15, 2005 — Tejas Incorporated (OTC BB:TEJS) today announced second quarter 2005 financial results.
For the second quarter of 2005, total revenues were $13.7 million, which represents an 83% or $6.2 million year over year increase as compared to the second quarter of 2004. Pre-tax net operating income for the second quarter of 2005 was $2.0 million, which represents a 66% or $0.8 million year over year increase for the quarter. After-tax net operating income for the second quarter of 2005 was $0.7 million, which was comparable to the previous year’s period. Earnings per share on a fully diluted basis for the second quarter of 2005 was $0.13 compared to $0.21 for the prior year period. The earnings per share amount reflect a one-time charge of approximately $0.09 per share associated with the relocation of our principal executive offices.
For the six months ended June 30, 2005, total revenues were $26.5 million compared to $13.6 million for the same period in 2004, and after-tax net operating income was $3.0 million compared to $0.8 million for the same period in 2004. Earnings per share on a fully diluted basis for the six months ended June 30, 2005 was $0.58 compared to $0.25 for the same period in 2004.
Kurt Rechner, President and Chief Operating Officer, commented “We are extremely pleased with our positive trend in revenue growth and believe this reinforces our ability to execute on our stated growth plans. In addition, we are particularly excited to have recently closed our acquisition of Capital & Technology Advisors, Inc., which we believe will allow us to further expand our capabilities, diversify our sources of revenue and provide additional services to our growing client base.”

Mark Salter, Chief Executive Officer, added, “We are happy to report another profitable quarter as we continue to implement key growth strategies to accomplish our long term objectives, despite challenging market conditions.”
For the second quarter of 2005, investment banking revenues were $11.8 million. Mr. Rechner noted, “These results represent the second best quarter in the company’s history in terms of investment banking revenues, further substantiating our success and commitment to growing this segment of our business to increase shareholder value.”
For the second quarter of 2005, brokerage and trading revenues were $2.0 million.
Company Information
Tejas Incorporated (OTC BB:TEJS) is a financial services holding company whose primary operating subsidiaries include Tejas Securities Group, Inc., (“Tejas Securities”) and Capital & Technology Advisors, Inc. (“C&TA Inc.”). Tejas Securities is a full service brokerage and investment banking firm that focuses on the following: (i) proprietary research on distressed debt and special situation securities; (ii) trading and other brokerage services to value-based institutional and retail investors active in fixed income and equity instruments; and (iii) corporate finance and strategic advisory services to middle-market companies within our target industries. C&TA Inc. is a consulting firm that provides operational and financial restructuring and related advice to clients primarily in the telecommunications and technology sectors. To learn more about Tejas Securities or C&TA Inc., please visit their web sites at www.tejassec.com or www.ctadvisors.net.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of federal securities laws. Actual results are subject to risks and uncertainties, including both those specific to the Company and those specific to the industry, which could cause results to differ materially from those contemplated. The risks and uncertainties include, but are not limited to, general economic conditions, actions of competitors, changes in legislation, and technology changes. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this press release. Important factors that could cause actual results to differ materially from such forward-looking statements are described as “Risk Factors” in the Company’s most recent Form 10-K, and the Company’s other SEC filings. The Company does not undertake any obligation to publicly update any forward-looking statements.
Earnings Conference Call:

Tejas Incorporated has scheduled a conference call/webcast to review its second quarter 2005 financial results for Wednesday, August 17, 2005 at 7:30 a.m. CST.
You may access the webcast of our call by visiting the Tejas Securities Group, Inc. website (www.tejassec.com). A direct link to the call will be found on the home page.
If you choose to participate via telephone, the dial-in number is 1-866-596-7784 for domestic callers, and 1-706-679-2771 for international callers.
Should you miss the call, you may access an archived copy on the Tejas Securities Group, Inc. website (in the Investor Relations section), or via a replay at 1-800-642-1687 — passcode 8365566# for domestic callers, or 1-706-645-9291 — passcode 8365566# for international callers. The teleconference replay will be available for one week after the conference call.

TEJAS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Operations (Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenue:
Commissions from agency transactions	$1,405,374	1,647,271	3,393,129	2,374,446
Commissions from principal transactions	2,188,206	3,805,257	6,738,713	8,576,637
Underwriting and investment banking income	11,782,615	2,342,279	15,891,910	2,368,170
Net dealer inventory and investment income (loss)	(1,725,487)	(296,392)	254,962	196,930
Other income	99,425	29,289	226,167	47,900

Total revenue	13,750,133	7,527,704	26,504,881	13,564,083

Expenses:
Commissions, employee compensation and benefits	9,068,935	4,355,082	15,674,994	8,709,828
Clearing and floor brokerage	163,041	150,320	407,430	305,799
Communications and occupancy	536,407	436,127	1,103,991	936,845
Professional fees	847,781	738,194	1,251,355	921,971
Interest	73,369	36,449	134,275	56,416
Other	1,036,259	591,992	2,184,259	1,151,560

Total expenses	11,725,792	6,308,164	20,756,304	12,082,419

Income before income tax expense	2,024,341	1,219,540	5,748,577	1,481,664

Income tax expense	820,191	501,411	2,201,850	616,199

Extraordinary loss, net of income tax expense (benefit) of $(298,401)	501,599	—	501,599	—

Net income	$702,551	718,129	3,045,128	865,465

Earnings per share:
Basic	$0.15	0.24	0.70	0.29

Diluted	$0.13	0.21	0.58	0.25

Weighted average shares outstanding:
Basic	4,698,243	3,024,048	4,336,034	3,024,048

Diluted	5,640,767	3,425,924	5,304,439	3,399,142

Contact: Craig Biddle
cbiddle@tejassec.com
512-306-5281